                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        TELECOMMUNICATION SYSTEMS, INC.

================================================================================
                                (Name of Issuer)


                Series A Common Stock, par value $0.01 per share
================================================================================
                         (Title of Class of Securities)


                                   87929J103
================================================================================
                                 (CUSIP Number)


                               December 26, 2000
================================================================================
            (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]   Rule 13d-1(b)
            [ ]   Rule 13d-1(c)
            [X]   Rule 13d-1(d)

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

---------------------------                                              -------------------------
CUSIP No.  87929J103                             13G                          Page 2 of 11 Pages
---------------------------                                              -------------------------



1                 Name of Reporting Person  GE Capital Equity Investments, Inc.

                  I.R.S. Identification No. of Above Person     06-1268495
                ---------------------------------------------------------------------------------

2                 Check the Appropriate Box if a Member of a Group  (a) [X]
                                                                    (b) [ ]
                ---------------------------------------------------------------------------------

3                 SEC Use Only
                ---------------------------------------------------------------------------------

4                 Citizenship or Place of Organization
                  Delaware, U.S.A.
                ---------------------------------------------------------------------------------

Number of Shares         5  Sole Voting Power
                            0
                ---------------------------------------------------------------------------------
 Beneficially            6  Shared Voting Power
 Owned by                   1,752,740

                ---------------------------------------------------------------------------------

 Each Reporting          7  Sole Dispositive Power
                            0
                ---------------------------------------------------------------------------------

  Person With            8  Shared Dispositive Power
                            1,752,740
                ---------------------------------------------------------------------------------
9                 Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,752,740
                ---------------------------------------------------------------------------------

10                Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11                Percent of Class Represented by Amount in Row (9)
                  7.16%
                ---------------------------------------------------------------------------------
12                Type of Reporting Person
                  CO
-------------------------------------------------------------------------------------------------

---------------------------                                              -------------------------
CUSIP No.  87929J103                             13G                          Page 3 of 11 Pages
---------------------------                                              -------------------------



1                 Name of Reporting Person  General Electric Capital Corporation

                  I.R.S. Identification No. of Above Person     13-1500700
                ---------------------------------------------------------------------------------

2                 Check the Appropriate Box if a Member of a Group  (a) [X]
                                                                    (b) [ ]
                ---------------------------------------------------------------------------------

3                 SEC Use Only
                ---------------------------------------------------------------------------------

4                 Citizenship or Place of Organization
                  New York, U.S.A.
                ---------------------------------------------------------------------------------

Number of Shares         5  Sole Voting Power
                            0
                ---------------------------------------------------------------------------------
Beneficially             6  Shared Voting Power
 Owned by                   1,752,740

                ---------------------------------------------------------------------------------

 Each Reporting          7  Sole Dispositive Power
                            0
                ---------------------------------------------------------------------------------

  Person With            8  Shared Dispositive Power
                            1,752,740

9                 Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,752,740
                ---------------------------------------------------------------------------------

10                Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11                Percent of Class Represented by Amount in Row (9)
                  7.16%
                ---------------------------------------------------------------------------------
12                Type of Reporting Person
                  CO
-------------------------------------------------------------------------------------------------

---------------------------                                              -------------------------
CUSIP No.  87929J103                             13G                          Page 4 of 11 Pages
---------------------------                                              -------------------------


               1  Name of Reporting Person  General Electric Capital Services, Inc.

                  I.R.S. Identification No. of Above Person     06-1109503
                ---------------------------------------------------------------------------------

               2  Check the Appropriate Box if a Member of a Group  (a) [ ]
                                                                    (b) [X]
                ---------------------------------------------------------------------------------

               3  SEC Use Only
                ---------------------------------------------------------------------------------

               4  Citizenship or Place of Organization
                  Delaware, U.S.A.
                ---------------------------------------------------------------------------------

Number of Shares     5      Sole Voting Power
                            Disclaimed (see 9 below)
                ---------------------------------------------------------------------------------
  Beneficially       6      Shared Voting Power
    Owned by                Disclaimed (see 9 below)

                ---------------------------------------------------------------------------------

 Each Reporting      7      Sole Dispositive Power
                            Disclaimed (see 9 below)
                ---------------------------------------------------------------------------------

  Person With        8      Shared Dispositive Power
                            Disclaimed (see 9 below)

               9  Aggregate Amount Beneficially Owned by Each Reporting Person
                  Beneficial Ownership of all shares is disclaimed by General Electric Capital
                  Services, Inc.
                ---------------------------------------------------------------------------------

              10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

              11  Percent of Class Represented by Amount in Row (9)
                  Not applicable (see 9 above)
                ---------------------------------------------------------------------------------
              12  Type of Reporting Person
                  CO
-------------------------------------------------------------------------------------------------

---------------------------                                              -------------------------
CUSIP No.  87929J103                             13G                          Page 5 of 11 Pages
---------------------------                                              -------------------------


               1  Name of Reporting Person  General Electric Company

                  I.R.S. Identification No. of Above Person    14-0689340
                ---------------------------------------------------------------------------------

               2  Check the Appropriate Box if a Member of a Group  (a) [ ]
                                                                    (b) [X]
                ---------------------------------------------------------------------------------

               3  SEC Use Only
                ---------------------------------------------------------------------------------

               4  Citizenship or Place of Organization
                  New York, U.S.A.
                ---------------------------------------------------------------------------------

Number of Shares     5      Sole Voting Power
                            Disclaimed (see 9 below)
                ---------------------------------------------------------------------------------
  Beneficially       6      Shared Voting Power
    Owned by                Disclaimed (see 9 below)

                ---------------------------------------------------------------------------------

 Each Reporting      7      Sole Dispositive Power
                            Disclaimed (see 9 below)
                ---------------------------------------------------------------------------------

  Person With        8      Shared Dispositive Power
                            Disclaimed (see 9 below)

               9  Aggregate Amount Beneficially Owned by Each Reporting Person
                  Beneficial ownership of all shares is disclaimed by General Electric Company.
                ---------------------------------------------------------------------------------

              10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

              11  Percent of Class Represented by Amount in Row (9)
                  Not applicable (see 9 above)
                ---------------------------------------------------------------------------------
              12  Type of Reporting Person
                  CO
-------------------------------------------------------------------------------------------------

Item 1.

Item 1.  Name Of Issuer And Address Of Issuer's Principal Executive Offices:

         (a)  Name of Issuer:

              TeleCommunication Systems, Inc.

         (b)  Address of Issuer's principal executive offices:


              275 West Street
              Annapolis, MD  21401

Item 2.  Person Filing:

     (a) - (c) This statement is being filed by General Electric Company ("GE"), a New York corporation, for and on behalf of itself, GE Capital Equity Investments, Inc., ("GECEI"), General Electric Capital Corporation ("GE Capital") and General Electric Capital Services, Inc. ("GECS"). The agreement among each of GECEI, GE Capital, GECS and GE that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECS is a wholly-owned subsidiary of GE, GE Capital is a subsidiary of GECS and GECEI is a subsidiary of GE Capital. GECEI is a Delaware corporation with its principal business office located at 120 Long Ridge Road, Stamford, Connecticut 06927. GE Capital is a New York corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GECS is a Delaware corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE is a New York corporation with its principal business office located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

     (d) - (e) This statement relates to the Series A Common Stock of the Issuer, par value $0.01 per share. The CUSIP No. for such shares is 87929J103.

Item 3.  If This Statement Is Filed Pursuant To Rule 13d-1(B) Or 13d-2(B) Or
(C), Check Whether The Person Filing Is A:

(a)  [  ]     Broker or dealer registered under Section 15 of the Exchange Act

(b)  [  ]     Bank as defined in Section 3(a)(6) of the Exchange Act
(c)  [  ]     Insurance company as defined in Section 3(a)(19) of the Exchange Act
(d)  [  ]     Investment company registered under Section 8 of the Investment Company Act of
              1940
(e)  [  ]     An investment adviser in accordance with Rule 13d-1 (b) (1) (ii) (E)
(f)  [  ]     An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1)
              (ii) (F)
(g)  [  ]     A parent holding company or control person in accordance with Rule 13d-1 (b) (1)
              (ii) (G)

(h)  [  ]     A savings association as defined in Section 3(b) of the Federal Deposit
              Insurance Act
(i)  [  ]     A church plan that is excluded from the definition of an investment company under Section 3(c) (14) of the Investment Company Act
(j)  [  ]     Group, in accordance with Rule 13d-1 (b) (1) (ii)

If this statement is filed pursuant to Rule 13d-1(c), check this box.  [  ]

Item 4.    Ownership.

     (a) - (c) The response of GECEI, GE Capital, GECS and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Series A Common Stock of the Issuer is incorporated herein by reference. All such shares are owned directly by GECEI.

     Each of GECS and GE hereby expressly disclaims the beneficial ownership of any Series A Common Stock of the Issuer directly owned by GECEI.

Item 5.  Ownership Of Five Percent Or Less Of A Class.

         N/A

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person.

         N/A

Item 7. Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent Holding Company.

         N/A

Item 8.  Identification And Classification Of Members Of The Group.

         See Exhibit 1 for Joint Filing Agreement

Item 9.  Notice Of Dissolution Of Group.

         N/A

Item 10. Certification

         (a)  N/A

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001
                          GE CAPITAL EQUITY INVESTMENTS, INC.


                          By:
                             --------------------------------
                            Name:  Barbara J. Gould
                            Title: Managing Director


                          GENERAL ELECTRIC CAPITAL CORPORATION


                          By:
                             --------------------------------
                            Name:   Barbara J. Gould
                            Title:  Department Operations Manager


                          GENERAL ELECTRIC CAPITAL SERVICES, INC.


                          By:
                             --------------------------------
                            Name:  Barbara J. Gould
                            Title: Attorney in Fact*


                          GENERAL ELECTRIC COMPANY

                          By:
                             --------------------------------
                            Name:  Barbara J. Gould
                            Title: Attorney in Fact*



----------
* Powers of Attorney, each dated as of February 22, 2000, by General Electric Capital Services, Inc. and General Electric Company, respectively, are hereby incorporated by reference to Schedule 13G for Quokka Sports, Inc., filed September 22, 2000 by GE Capital Equity Investments, Inc.

                                 EXHIBIT INDEX

Exhibit                                Description
-------                                -----------
   A Joint Filing Agreement, dated February 14, 2001, among GECEI, GE Capital, GECS and GE to file joint statement on Schedule 13G.

Exhibit A

                             JOINT FILING AGREEMENT

     This will confirm the agreement by and among all the undersigned that the
Schedule 13G filed on or about this date and any further amendments to the
Schedule 13G with respect to beneficial ownership by the undersigned of shares of the Series A Common Stock, par value $0.01 per share, of TeleCommunication Systems, Inc. are being filed on behalf of each of the undersigned in accordance with Rule 13D-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  February 14, 2001

                              GE CAPITAL EQUITY INVESTMENTS, INC.

                              By:
                                 --------------------------------------
                                      Name:   Barbara J. Gould
                                      Title:  Managing Director


                              GENERAL ELECTRIC CAPITAL CORPORATION

                              By:
                                 --------------------------------------
                                      Name:   Barbara J. Gould
                                      Title:  Department Operations Manager


                              GEneral electric capital Services, Inc.

                              By:
                                 --------------------------------------
                                      Name:   Barbara J. Gould
                                      Title:  Attorney-in-fact*


                              GENERAL ELECTRIC COMPANY

                              By:
                                 --------------------------------------
                                      Name:   Barbara J. Gould
                                      Title:  Attorney-in-fact*


----------
* Powers of Attorney, each dated as of February 22, 2000, by General Electric Capital Services, Inc. and General Electric Company, respectively, are hereby incorporated by reference to Schedule 13G for Quokka Sports, Inc., filed September 22, 2000 by GE Capital Equity Investments, Inc.